Exhibit 99.1

[NBCUniversal Media, LLC Letterhead]

Re:	NBCUniversal Media, LLC

Letter Pursuant to Form S-3 General Instruction I.B.2.v

Eligibility to Use Form S-3 as of September 1, 2011

U.S. Securities and Exchange Commission

100 F. Street, N.E.

Washington, D.C. 20549

Ladies and Gentlemen:

NBCUniversal Media, LLC (“NBCUniversal”) is filing this letter to disclose the basis on which it reasonably believes that it would have been eligible to use Form S-3 as of September 1, 2011, for the offering of the non-convertible senior debt securities covered by the accompanying registration statement on Form S-3 (the “Registration Statement”). This letter is being submitted pursuant to General Instruction I.B.2.v of Form S-3.

As of September 1, 2011, NBCUniversal had outstanding an aggregate of $9.1 billion of non-convertible debt securities comprising seven series of senior notes (the “Existing Senior Notes”). An A/B exchange offer relating to the Existing Senior Notes was registered on Form S-4, which was declared effective by the Commission on July 20, 2011 (File No. 333-174175). Each of the Existing Senior Notes was rated “investment grade”, as defined in General Instruction I.B.2.v, as of September 1, 2011, and none of the Existing Senior Notes has been downgraded or put on a watch-list since its issuance. The non-convertible senior debt securities to be offered and sold under the Registration Statement will be issued under the same indenture as the Existing Senior Notes and will rank pari passu with the Existing Senior Notes.

In addition, as of September 1, 2011, NBCUniversal was, and continues to be, a majority-owned subsidiary of Comcast Corporation. As of September 1, 2011, Comcast Corporation was, and continues to be, a “well-known seasoned issuer,” as defined in Rule 405, and met, and continues to meet, the registrant requirements set forth in General Instruction I.A of Form S-3.

Accordingly, NBCUniversal reasonably believes that it would have been eligible to use Form S-3 as of September 1, 2011, and currently is eligible to use Form S-3 pursuant to General Instruction I.B.2.v and to have the Registration Statement become automatically effective under General Instruction I.D.1.c.iv. NBCUniversal confirms that it will file the final prospectus for any offering under the Registration Statement on or before September 2, 2014.

Very truly yours,

/s/ Michael J. Angelakis

Michael J. Angelakis

Principal Financial Officer

NBCUniversal Media, LLC